Exhibit-3.18
[Translation]
[This English translation is prepared for the convenience of the readers only.
Should there be any discrepancy or ambiguity between this English translation and the original Japanese version, the original Japanese version shall govern.]
ARTICLES OF INCORPORATION
OF
Avago Technologies Japan Ltd.

Enacted:	September 26, 2005

Notarized:	September 26, 2005

Incorporated:	October 4, 2005

Article 1, 3, 7 and 8 amended:	October 11, 2005
Article 9 through 35, the number of article moved up:	October 11, 2005

Article 28 and 31 amended:	October 19, 2005

Article 3 and 8 amended:	March 18, 2006

Article 4-8, 10 and 12, amended,	May 1, 2006
Article 13 created,
After Article 14, the number of article moved down,
Article 15 and 16 amended,
Article 17 created,
Article 18, 19 and 20 amended,
Article 21-23 the number of article moved down,
Article 24 created,
Article 25 amended,
Article 26 the number of article moved down, and
Article 27-33 amended:

Article 20 amended	July 7, 2006

CHAPTER 1
GENERAL PROVISIONS
Article 1 (Trade name)
          The name of the Company shall be Avago Technology Kabushiki Kaisha and its English name shall be Avago Technologies Japan Ltd.
Article 2 (Business Purposes)
          The business purposes of the Company shall be to engage in the following business:
1.	Sales, research & development services of semiconductor and related products; and

2.	All business incidental or related to each of the foregoing.
Article 3 (Location of Head Office)
          The Company shall have its head office in Meguro-ku, Tokyo.
Article 4 (Method of Public Notices)
          Public notices of the Company shall be made in the Official Gazette (Kampo).
CHAPTER 2
SHARES
Article 5 (Maximum Total Number of Shares Authorized to be issued)
          The maximum total number of shares authorized to be issued by the Company shall be 800 shares.
Article 6 (Issuance of Share Certificates)
          The Company shall issue share certificates for shares.
Article 7 (Record Date)
          The Company shall regard shareholders of shares with voting rights recorded in its shareholders’ register as of the end of the business year as shareholders who shall be entitled to vote at the annual general meeting of shareholders with respect to the business year.
     2 In addition to the preceding paragraph, when it is necessary to do so, by resolution of the Board of Directors and prior public notice, the Company may determine shareholders or registered pledgees who were registered or electronically recorded in the last shareholders’ registry on the certain date as the shareholders or registered pledgees who may be entitled to exercise their rights.
CHAPTER 3
GENERAL MEETING OF SHAREHOLDERS
Article 8 (Convocation)
          The annual general meeting of shareholders of the Company shall be convened within three months following the last day of each business year, and an extraordinary general meeting of shareholders shall be convened whenever necessary.
     2 Convocation notice of a general meeting of shareholders shall be sent in writing at least two weeks prior to the date on which the meeting is to be held.
Article 9 (Chairperson)
          The Representative Director shall be the Chairperson of a general meeting of shareholders. However, if the Representative Director is unable to do this for some reason, one of the other Directors shall act in his place in accordance with the sequence prescribed by the Board of Directors in advance.

Article 10 (Method of Adopting Resolutions)
          Resolutions of a general meeting of shareholders shall be adopted by a majority of votes of shareholders present who are entitled to exercise their voting rights at such meeting unless otherwise provided by law or these Articles of Incorporation.
     2 The resolution provided in Paragraph 2 of Article 309 of the Company Law shall be adopted by two-thirds or more of the votes of the shareholders present who are entitled to exercise their voting rights and represent one-third or more of the total number of voting rights.
Article 11 (Voting by Proxy)
          A shareholder of the Company may exercise his/her vote through proxy, provided that the shareholder or the holder of such proxy, at every general meeting of shareholders, submits a document evidencing his/her authority to the Company.
     2 A shareholder of the Company may not assign more than one (1) proxy to exercise voting rights described in the foregoing paragraph.
Article 12 (Minutes of Meetings)
          An outline of the course of proceedings at each general meeting of shareholders, the results thereof and other items which are stipulated in laws or ordinance shall be recorded or electronically recorded in the minutes of the meeting, to which the Chairperson and the Directors present at the meeting shall affix their names and seals, or signatures, or electronic signatures, and such minutes shall be preserved at the head office of the Company for ten (10) years.
CHAPTER 4
DIRECTORS, BOARD OF DIRECTORS AND STATUTORY AUDITORS
Article 13 (Establishment of Board of Directors)
          The Company shall have Board of Directors.
Article 14 (Number of Directors)
          The Company shall have three (3) Directors or more.
Article 15 (Method of Election of Directors and Statutory Auditors)
Directors and Statutory Auditors shall be elected by a resolution of general meeting of shareholders.
     2. The election of Directors and Statutory Auditors shall be resolved by a majority of the votes of the shareholders present who are entitled to exercise their voting rights and represent one-third or more of the total number of voting rights.
     3. The election of Directors shall not be made by cumulative voting.
Article 16 (Term of Office of Directors)
          The term of office of Directors of the Company shall expire at the close of the annual general meeting of shareholders relating to the last business year to end within two (2) years from their election of office.
     2 In the case of a Director who was elected to fill a vacancy arising from the early retirement of his predecessor or to increase the number of Directors, the term of office of such Director shall expire at the time that the term of office of his predecessor or other Directors currently in office would or will.
Article 17 (Establishment and Number of Statutory Auditor)
          The Company shall have a Statutory Auditor, and the number thereof shall be one (1) or more.
Article 18 (Term of Office of Statutory Auditors)
          The term of office of Statutory Auditors of the Company shall expire at the close of the general meeting of shareholders relating to the last business year to end within four (4) years from their election of office.
     2 In the case of a Statutory Auditor who was elected to fill a vacancy arising from the early retirement of his predecessor, the term of office of such Statutory Auditor shall expire at the time that the term of office of his retired predecessor would expire.
Article 19 (Representative Director)
          By its resolution, the Board of Directors may appoint one (1) or more Representative Directors.
     2. Representative Director shall represent the Company and manage the business affairs of the Company.
Article 20 (Officers)
          By its resolution, the Board of Directors may elect President, Vice President (who may be further classified by such description as “senior” as determined by the Board of Directors), Chief Financial Officer, Controller, Treasurer, General Counsel and other Officers with specific title.
Article 21 (Convocation of Meetings of the Board of Directors)
          Convocation of Meetings of the Board of Directors shall be sent to each Director at least three days prior to the date on which the meeting is to be held; provided that in emergency the period may be shortened.
Article 22 (Chairperson of Meetings of the Board of Directors)
          The Representative Director shall be the Chairperson of meeting of the Board of Directors. However, if the Representative Director is unable to do this for some reason, one of the other Directors shall act in his place in accordance with the sequence prescribed by the Board of Directors in advance.
Article 23 (Resolutions of Meetings of the Board of Directors)
          A majority of the Directors must be present at a meeting of the Board of Directors for a valid quorum. A resolution of the Board of Directors shall require the majority vote of all of the Directors.
Article 24 (Omission of Resolutions of Meetings of the Board of Directors)
          In the case where all Directors consent to the agenda items of a meeting of the Board of Directors by way of a paper document or electromagnetic form, the Company shall deem that a meeting of the Board of Directors has passed a resolution approving such agenda items; provided that the foregoing shall not apply in the event that a Statutory Auditor objects.
Article 25 (Minutes of Meetings)
          An outline of the course of proceedings at each meeting of the Board of Directors and the results thereof and other items which are stipulated in the laws or ordinances shall be recorded or electrically recorded in the minutes of the meeting, to which attending Directors and Statutory Auditors shall affix their names and seals, or signatures or electronic signatures and such minutes shall be preserved at the head office of the Company for ten (10) years.
Article 26 (Regulations of Board of Directors)
          Unless otherwise provided for by the laws and ordinances or these Articles of Incorporation, matters concerning the Board of Directors shall be provided for in the Regulations of Board of Directors established by the Board of Directors.
Article 27 (Remuneration, etc. of Directors and Statutory Auditors)
          The remuneration of Directors and Statutory Auditors shall be determined by a resolution of the general meeting of shareholders.
Article 28 (Limitation of Liability of Directors)
          Pursuant to Paragraph 1 of Article 426 of the Company Law, the Company may, by a

resolution of the Board of Directors, limit liability of Directors (including those who used to be Directors) arising from any actions prescribed for in Paragraph 1 of Article 423 of the Company Law to the extent permitted by law.
Article 29 (Agreements with Outside Directors to Limit Liability)
          Pursuant to Paragraph 1 of Article 427 of the Company Law, the Company may execute an agreement with Outside Directors to limit the liability of such Outside Directors arising from any actions prescribed for in Paragraph 1 of Article 423 of the Company Law; provided that the amount of liability limited pursuant to such agreement shall be the amount set forth in applicable law.
Article 30 (Limitation of Liability of Statutory Auditors)
          Pursuant to Paragraph 1 of Article 426 of the Corporate Law, the Company may exempt a Statutory Auditor (including those who used to be Statutory Auditors) from liability in damages mentioned in Article 423, paragraph 1 of the Corporate Law, by a resolution of the Board of Directors, to the extent permitted by law.
CHAPTER 5
ACCOUNTS
Article 31 (Business Year)
          The business year of the Company shall be from November 1 through October 31 of the next year.
Article 32 (Surplus Distribution)
          Surplus distribution shall be distributed to those shareholders or registered pledgees appearing on the shareholders’ register as of the last day of each fiscal year.
     2 The Company shall be relieved from the obligation to distribute such surplus distribution after the expiration of three (3) full years from the payment date thereof.
CHAPTER 6
SUPPLEMENTARY PROVISIONS
Article 33 (Enforcement of Corporate Law)
          The amendments to these articles of incorporation shall become effective as of the date on which the Corporate Law (Law No. 86 of 2005) becomes effective.